Registration Nos.
333-178674
333-108315
333-33880
333-63783
333-13973

As filed with the Securities and Exchange Commission on August 22, 2012.

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
________________________________________________

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT FILE NO. 333-178674

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT FILE NO. 333-108315

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT FILE NO. 333-33880

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT FILE NO. 333-63783

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT FILE NO. 333-13973

UNDER
THE SECURITIES ACT OF 1933
________________________________________________

BENIHANA INC.
(Exact name of Registrant as Specified in its Charter)
Delaware	65-0538630
(State or other Jurisdiction of Incorporation)	(IRS Employer Identification No.)
8685 Northwest 53rd Terrace Miami, Florida	33166
(Address of principal executive offices)	(Zip code)

Benihana Inc. 2007 Equity Incentive Plan
Benihana Inc. 2003 Directors’ Stock Option Plan
Benihana Inc. 2000 Employees Class A Common Stock Option Plan
Benihana Inc. Amended and Restated Directors’ Stock Option Plan
Stock Option Agreement dated February 9, 2001 between the Registrant and Norman S. Becker
Stock Option Agreement dated February 9, 2001 between the Registrant and Max Pine
Stock Option Agreement dated June 5, 2003 between the Registrant and Yoshihiro Sano
Stock Option Agreement dated June 5, 2003 between the Registrant and Robert B. Sturges
Non-Qualified Stock Option issued to John E. Abdo
Non-Qualified Stock Option issued to Darwin C. Dornbush
1997 Employees Class A Stock Option Plan
Directors’ Stock Option Plan
1996 Class A Stock Option Plan
Benihana Incentive Compensation Plan

(Full Title of the Plan)

Cristina L. Mendoza Senior Vice President, General Counsel and Secretary Benihana Inc. 8685 Northwest 53rd Terrace Miami, Florida 33166
(Name and Address of Agent for Service)
(305) 593-6770
(Telephone Number, Including Area Code, of Agent for Service) copies to: Gary J. Simon, Esq. Hughes Hubbard & Reed LLP One Battery Park Plaza New York, NY 10004 (212) 837-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer ☐	Accelerated Filer ☒
Non-Accelerated Filer ☐ (Do not check if a smaller reporting company)	Smaller Reporting Company ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments relate to the following Registration Statements of Benihana Inc. (“the Registrant”) on Form S-8 (collectively, the “Registration Statements”):

1.
Registration Statement File Number 333-178674 pursuant to which the Registrant registered an aggregate of 2,741,184 shares of Common Stock, par value $.10 per share (“Common Stock”) for issuance under the Benihana Inc. 2007 Equity Incentive Plan, the Benihana Inc. 2003 Directors’ Stock Option Plan, the Benihana Inc. 2000 Employees Class A Common Stock Option Plan and the Benihana Inc. Amended and Restated Directors’ Stock Option Plan, which was filed with the Securities and Exchange Commission (“SEC”) on December 21, 2011.

2.
Registration Statement File Number 333-108315 pursuant to which the Registrant registered an aggregate of 1,905,703 shares of Class A Common Stock, par value $.10 per share (“Class A Common Stock”) for issuance under the Benihana Inc. 2003 Directors’ Stock Option Plan, the Benihana Inc. 2000 Employees Class A Common Stock Option Plan, the Stock Option Agreement dated February 9, 2001 between the Registrant and Norman S. Becker, the Stock Option Agreement dated February 9, 2001 between the Registrant and Max Pine, the Stock Option Agreement dated June 5, 2003 between the Registrant and Yoshihiro Sano and the Stock Option Agreement dated June 5, 2003 between the Registrant and Robert B. Sturges, which was filed with the SEC on August 28, 2003.

3.
Registration Statement File Number 333-33880 pursuant to which the Registrant registered an aggregate of 20,000 shares of Common Stock for issuance under the Non-Qualified Stock Option issued to John E. Abdo and the Non-Qualified Stock Option issued to Darwin C. Dornbush, which was filed with the SEC on April 3, 2000.

4.
Registration Statement File Number 333-63783 pursuant to which the Registrant registered an aggregate of 950,000 shares of Class A Common Stock for issuance under the 1997 Employees Class A Stock Option Plan and the Directors’ Stock Option Plan, which was filed with the SEC on September 18, 1998.

5.
Registration Statement File Number 333-13973 pursuant to which the Registrant registered an aggregate of 400,000 shares of Class A Common Stock for issuance under the 1996 Class A Stock Option Plan and the Benihana Incentive Compensation Plan, which was filed with the SEC on October 11, 1996.

These Post-Effective Amendments are being filed to deregister all of the shares of Common Stock or Class A Common Stock previously registered under the Registration Statements and remaining available thereunder.

On May 22, 2012, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Safflower Holdings Corp., a Delaware corporation (“Parent”), and Safflower Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”). On August 21, 2012, pursuant to the Merger Agreement, Merger Sub was merged with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving corporation in the Merger and a wholly-owned subsidiary of Parent. At the effective time of the Merger, each share of common stock of the Registrant issued and outstanding immediately prior to the Merger, other than those shares held by stockholders, if any, who properly exercise their appraisal rights under Delaware law and any shares held in the Registrant's treasury or owned by Parent, Merger Sub or any other subsidiary of Parent, was automatically converted into the right to receive $16.30 in cash without interest and net of any taxes required to be withheld therefrom.

In connection with the Merger, the Registrant has terminated all offerings of the Registrant’s securities pursuant to its existing registration statements, including the Registration Statements. In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offerings, the Registrant hereby removes from registration all securities that were registered but remain unsold under the Registration Statements, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on the 21st day of August, 2012.

BENIHANA INC.

By:	/s/ Richard C. Stockinger
Richard C. Stockinger Chairman, Chief Executive Officer and President

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard C. Stockinger and Cristina L. Mendoza, or any of them, acting alone, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, in connection with the Registrant’s Registration Statements in the name and on behalf of the Registrant or on behalf of the undersigned as a director or officer of the Registrant, on Form S-8 under the Securities Act of 1933, as amended, including, without limiting the generality of the foregoing, to sign the Registration Statements and any and all amendments (including post-effective amendments) to the Registration Statements, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent or either of them, acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact and agent or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, these Post-Effective Amendments have been signed by the following persons in the capacities and on the dates indicated.

Name and Capacity	Date

/s/ Richard C. Stockinger	August 21, 2012
Richard C. Stockinger
Chairman, Chief Executive Officer and President, and Director

/s/ J. David Flanery	August 21, 2012
J. David Flanery
Chief Financial Officer (principal financial and accounting officer)

/s/ Richard Leonard	August 21, 2012
Richard Leonard
Director

/s/ Sean Murphy	August 21, 2012
Sean Murphy
Director

/s/ Arthur Peponis	August 21, 2012
Arthur Peponis
Director